Exhibit 10.314

EMPLOYMENT AGREEMENT

This Agreement, as amended, is made and entered into effective as of March 13, 2008 by and between The Charles Schwab Corporation, a Delaware Corporation (hereinafter referred to as the "Company"), and Charles R. Schwab, an individual (hereinafter referred to as the "Executive") .

WITNESSETH:

WHEREAS, the Company desires to reward the Executive for his continuing contribution to the Company and provide additional security for the Executive and to provide an inducement to the Executive to remain with the Company and not to engage in competition with it.

NOW THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.    EMPLOYMENT

(a) The Company hereby employs the Executive to render services to the Company in the position of Chairman of the Board in the capacity defined in the Bylaws of the Company, as may be amended from time to time. The Executive shall perform such duties commensurate with his position and shall have authority and responsibility in working with the Chief Executive Officer, subject to the control of the Board of Directors, for the overall strategic direction and leadership of the Company.

(b) Throughout the term of this Agreement, the Executive shall devote his full business time and undivided attention to the business and affairs of the Company and its subsidiaries, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from devoting reasonable periods required for serving, as appropriate, on Boards of Directors of other companies, and from engaging in charitable and public service activities provided such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement.

2.    TERM

This Agreement shall commence on March 31, 2003, and shall continue through March 31, 2008, subject to the terms and conditions herein set forth. Beginning on March 31, 2004, and on each subsequent anniversary of this date, one year shall be added to the term of the Agreement, unless, prior to such anniversary, the Company or the Executive has notified the other party hereto that such extension will not become effective.

3.    COMPENSATION

For services rendered by the Executive during the term of this Agreement, and for his performance of all additional obligations of employment, the Company agrees to pay the Executive and the Executive agrees to accept the following salary, other compensation, and benefits:

(a) Base Salary. During the term of this Agreement, the Company shall pay the Executive in periodic installments, a base salary at the annual rate of $900,000, such base salary to be reviewed on March 31, 2004, and on each subsequent anniversary the Board may adjust it up or down, taking into account, among other things, individual performance, competitive practice, and general business conditions.

(b) Annual Incentive. In addition to the base salary provided in Section 3(a) above, the Executive shall be eligible to receive an annual incentive award based upon the Company's attainment of pre-established performance targets relative to specified performance standards. The performance standards upon which annual incentive payments will be earned shall be adopted at the beginning of each year by the Compensation Committee of the Board of Directors (the "Committee"), to be selected by the Committee from among the following: revenue growth, net revenue growth, operating revenue growth, consolidated pretax profit margin, consolidated pretax operating margin, consolidated after-tax profit margin, consolidated after-tax operating profit margin, customer net new asset growth, stockholder return, return on assets, earnings per share, return on equity, and return on investment.

For each fiscal year during the term of this Agreement, the Executive's incentive opportunity shall be computed as the amount of total cash compensation earned pursuant to the formula-based matrix, which shall be adopted each year by the Compensation Committee of the Board of Directors of the Company, minus the Executive's actual base salary paid during that year. For the 2003 fiscal year, the target total annual cash compensation amount (including base salary) is $5,400,000; therefore, the incentive target is $4,500,000 for achieving specified objectives (see above).

The formula-based matrix, as amended at the sole discretion of the Committee, shall be the sole basis for determining the Executive's annual incentive award. The Committee shall annually review and approve the performance standards and targets with respect to the Executive's incentive opportunity, which review and approval shall be completed no later than the 90th day of the Company's fiscal year for which such incentive opportunity may be earned.

Notwithstanding anything to the contrary, the Executive's maximum annual cash compensation (including base salary and annual incentive) may not exceed $8,000,000.

(c) Long-Term Incentive. The Executive will be considered for stock options in accordance with the Company's 2001 Stock Incentive Plan, as amended, or any successor thereto ("Stock Option Program") and any other long-term incentives offered to other executives of the Company from time to time during the term of this Agreement.

(d) Benefits. The Executive shall be entitled to participate, as long as he is an employee of the Company, in any and all of the Company's present or future employee benefit plans, including without limitation pension plans, thrift and savings plans, insurance plans, and other benefits that are generally applicable to the Company's executives; provided, however, that the accrual and/or receipt by the Executive of benefits under and pursuant to any such present or future employee benefit plan shall be determined by the provisions of such plan.

(e) Perquisites. The Executive will be provided such additional perquisites as are customary for senior level executives of the Company provided that each perquisite is approved by the Board of Directors.

(f) Business Expenses. The Executive will be reimbursed for all reasonable expenses incurred in connection with the conduct of the Company's business upon presentation of evidence of such expenditures, including but not limited to travel expenses incurred by the Executive in the performance of his duties, security for the Executive, his family, and principal residence, professional organization dues, and club initiation fees, dues and expenses.

(g) Any annual incentive award earned by Executive under this Section 3 shall be paid on or after January 1st and on or before March 15th of the calendar year immediately following the end of the fiscal year on which the award is based; provided, however, that if any such payment would be nondeductible to the Company under Section 162(m) of the Internal Revenue Code (the “Code”), then any nondeductible amounts shall be deferred from year to year until the payment of such amounts is deductible by the Company.

4.    TERMINATION OF EMPLOYMENT

(a) Resignation. Notwithstanding Section 2 hereof, this Agreement may be terminated by the Executive at any time upon six (6) months written notice of resignation by the Executive to the Company, and in such event any payments pursuant to Section 3 and 4 of this Agreement shall automatically terminate (except for the Company's obligations relating to voluntary termination under its compensation and benefit plans, as specified in the various plan documents, and the Executive's obligations set forth in Section 5). Subsequent payments may be made to the Executive as provided pursuant to Section 6 of this Agreement.

Termination under this Section 4(a) shall continue to be a “Voluntary Termination” for purposes of the Assignment and License Agreement entered into as of March 31, 1987, as amended.

(b) Separation from Service Other Than for Cause. An involuntary Separation from Service (as defined below) other than for Cause, as defined in Section 4(c) below, shall cause the Company to make payments to the Executive hereunder pursuant to the provisions of this Section 4(b). Such involuntary Separation from Service shall require at least sixty (60) business days' prior notice and must be signed by at least three-fourths (3/4) of all the non-employee members of the Board of Directors.

Notwithstanding anything to the contrary contained in the Stock Option Program or any agreement or document related thereto, the Executive's total outstanding and unvested shares and/or options under the Stock Option Program shall at the date of Separation from Service under this Section 4(b) be 100% vested. No further grants of stock or options shall be made under the Stock Option Program after such termination.

With respect to base salary and annual incentive compensation, the Company's obligation shall be to pay the Executive, according to the terms of this Agreement and for a period of thirty-six (36) months, an amount equal to the annual salary and incentive paid to the Executive at the bonus level for the year prior to which such Separation from Service occurs unless performance of the Company as defined in the matrix referenced in Section 3(b) is better in the year of Separation from Service, in which event such bonus shall be based on the matrix calculation as described in Section 3(b), such annual amounts to be paid in equal monthly installments commencing on Separation from Service.

If the Executive is a Specified Employee (as defined below), a lump sum representing six (6) of the monthly installment payments under this Section 4(b) shall be paid, and the remaining thirty (30) monthly installments payable under this Section 4(b) shall commence upon the first day of the seventh month following the Executive's Separation from Service (or on the date of the Executive's death, if earlier).

If the Board of Directors fails to reelect the Executive to a position comparable to that described in Section 1(a) of this Agreement or, without terminating the Executive's employment, removes the Executive from his position for reasons other than Cause, substantively reduces the Executive's duties and responsibilities, reduces his pay and/or benefits without the written consent of the Executive, forces relocation, or requires excessive travel, then the Executive may, by notice to the Company, Separate from Service and treat such Separation from Service as an involuntary Separation from Service pursuant to this Section 4(b).

In the event of the Executive's death before the completion of the payments pursuant to this Section 4(b), the remaining payments hereunder shall be made to the beneficiary or beneficiaries designated by the Executive to the Company in writing or, absent such a designation, to his estate.

The term "Specified Employee" means an employee treated as a "specified employee" as defined under Code Section 409A as of the date of his Separation from Service. Generally, a specified employee is one of the top 50 most highly compensated officers.

The term "Separation from Service" or "Separate(s) from Service" shall mean a "separation from service" within the meaning of Code Section 409A. Generally, a separation from service occurs when an individual ceases to provide services for the Company and its affiliates.

Termination under this Section 4(b) shall continue to be an “Involuntary Termination” for purposes of the Assignment and License Agreement entered into as of March 31, 1987, as amended.

(i) Post-Employment Benefits. In the event the Executive’s employment terminates under Section 4(b), the Executive shall be entitled to all benefits and perquisites as provided for in this Agreement, including office space and secretarial support, comparable to that provided to the Executive during his employment by the Company for a period of thirty-six (36) months following his Separation from Service. All benefits or perquisites that the Executive receives following his Separation from Service that are covered under Code Section 409A ("409A Benefits") shall be administered consistent with the following requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (1) Executive's eligibility for benefits in one year will not affect Executive's eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) Executive's right to benefits is not subject to liquidation or exchange for another benefit.

If the Executive is a Specified Employee, then the Executive shall pay all applicable costs associated with the provision of 409A Benefits during the first six (6) months following the Executive's Separation from Service. The Company shall reimburse the Executive for all expenses actually paid by the Executive under this Section 4(b) (i) upon the first day of the seventh month following the Executive's Separation from Service.

(c) Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause if the Executive has committed a felonious act, or the Executive, in carrying out his duties hereunder has been willfully and grossly negligent or has committed willful and gross misconduct resulting, in either case, in material harm to the Company. An act or omission shall be deemed "willful" only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company. In the event of termination of the Executive by the Company for Cause, the Executive shall no longer be entitled to receive any payments or any other rights or benefits under this Agreement.

(d) Disability. In the event the Executive becomes Disabled (as defined below), he will continue to receive the same base salary and benefits which he was receiving prior to such disability for 36 months, offset by payments under the Company's Long-Term Disability Plan. Such payments shall commence within 90 days of such disability. In addition, he shall receive a pro-rated annual incentive payment for the year in which his employment is terminated, based on the formula described in Section 3(b). Such payment shall be made as soon as practicable following the Executive becoming Disabled, but in no event later than 90 days following the Executive becoming Disabled. The term “Disabled” under this Section 4(d) means disabled within the meaning of Section 409A of the Code and the regulations thereunder. Generally, this means that the Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(e) Death. In the event of the death of the Executive during the term of this Agreement, the rights and benefits under employee benefit plans and programs of the Company, including life insurance, will be determined in accordance with the terms and conditions of such plans and programs as in effect on his date of death. In such event, the Company shall pay in a lump sum to the Executive's estate an amount equal to five times the then current rate of the Executive's base salary, and no further payments shall be required pursuant to this Agreement. The lump-sum described in this Section 4(e) shall be paid to the Executive’s estate as soon as practicable following the date of the Executive’s death, but in no event later than 90 days following the Executive’s death.

(f) Change in Control. In the event of a change in control of the Company, as set forth below, the Executive may at any time and in his complete discretion during a 24-month period following a change in control, elect to terminate his employment with the Company. For purposes of this Agreement, a "change in control" shall mean a change in ownership of the Company that would be required to be reported in response to Item 1(a) of a Current Report on Form 8-K pursuant to the Securities and Exchange Act of 1934 ("Exchange Act"), as in effect on the date hereof, except that any merger, consolidation or corporate reorganization in which the owners of the capital stock entitled to vote in the election of directors of the Employer or the Company ("Voting Stock") prior to said combination, own 75% or more of the resulting entity's Voting Stock shall not be considered a change in control for the purposes of this Agreement; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company is or becomes the beneficial owners (as that is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of the Voting Stock of the Company or its successor; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company ("Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, however, that any person becoming a director of the Company after the beginning of the period whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall, for the purposes hereof, be considered as though he were a member of the Incumbent Board; or (iii) there shall occur the sale of all or substantially all of the assets of the Company. Notwithstanding anything in the foregoing to the contrary, no change in control of the Company shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of persons which includes the Executive acquiring, directly or indirectly, more than 30 percent of the combined voting power of the Company's outstanding securities. If any of the events constituting a change in control shall have occurred during the term hereof, the Executive shall be entitled to the privilege provided in subparagraph (f) herein to terminate his employment.

Any termination by the Executive pursuant to this Section shall be communicated by a written "Notice of Termination."

If, following a change in control, the Executive shall for any reason voluntarily terminate his employment during the 24-month period following a change in control, then the Company shall pay base salary up to the date of termination and a prorated annual incentive award based on the calculated bonus for the year in which termination occurred, as defined in Section 3(b), in a lump sum on the thirtieth (30th) day following the Date of Termination.

5.    COVENANT NOT TO COMPETE

(a) As a material inducement to the Company's entering into this Agreement, the Executive agrees that during the term of this Agreement, he will not become associated with, render service to or engage in any other business competitive with any existing or contemplated business of the Company or its subsidiaries, except that the Executive may serve as a member of the board of directors of other companies or organizations, provided that he provides written notice to the Board of each significant activity, and that he will do nothing inconsistent with his duties and responsibilities to the Company.

(b) If the Executive voluntarily resigns from the employ of the Company prior to the expiration of the term of this Agreement, he specifically agrees that for a period of five (5) years commencing with the date of his voluntary resignation he will not engage in or perform any services either on a full-time or a part-time or on a consulting or advisory basis for any business organization that is in competition with the Company at the time such services are being performed by Executive, with the exception that this Section 5(b) shall not apply in the event the Executive resigns voluntarily following a change in control of the Company as defined in Section 4(f).

(c) The Executive will not at any time, whether while employed by the Company or after voluntary or involuntary termination or after retirement, reveal to any person, firm or entity any trade or business secrets or confidential, secret, or privileged information about the business of the Company or its subsidiaries or affiliates except as shall be required in the proper conduct of the Company's business.

6.    CONSULTING ARRANGEMENT

Following the Executive’s Separation from Service pursuant to Section 4(a) or Separation from Service following a change in control under Section 4(f), or an involuntary Separation from Service subsequent to a change in control of the Company, for any reason but during a 24-month period following a change in control as defined in Section 4(f), after the Executive ceases to render services as the Chairman, he may in his sole discretion elect to act as a consultant to the Company for a period of five (5) years. During this period of consulting services, the Executive shall, at reasonable times and places, taking into account any other employment or activities he may then have, hold himself available to consult with and advise the officers, directors, and other representatives of the Company. As compensation therefore, the Executive shall be entitled to receive, and Company shall pay, an annual amount equal to seventy-five percent (75%) of his annual base salary rate in effect immediately prior to his Separation from Service, but in no event an annual amount to exceed

$1,000,000, for each year of such period, payable in equal monthly installments commencing on Separation from Service.

If the Executive is a Specified Employee, a lump sum representing six (6) of the monthly installment payments under this Section 6 shall be paid, and the remaining monthly installments payable under this Section 6 shall commence upon the first day of the seventh month following the Executive's Separation from Service.

7.    WITHHOLDING

All amounts payable hereunder which are or may become subject to withholding under pertinent provisions of law or regulation shall be reduced for applicable income and/or employment taxes required to be withheld.

8.    MISCELLANEOUS

(a) This Agreement supersedes any prior agreements or understandings, oral or written, with respect to employment of the Executive and constitutes the entire Agreement with respect thereto; provided, however, that nothing contained herein shall supersede that certain Assignment and License Agreement entered into as of March 31, 1987, as amended. This Agreement cannot be altered or terminated orally and may be amended only by a subsequent written agreement executed by both of the parties hereto or their legal representatives, and any material amendment must be approved by a majority of the voting shareholders of the Company.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(c) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. In that this constitutes a personal service agreement, it may not be assigned by the Executive and any attempted assignment by the Executive in violation of this covenant shall be null and void.

(d) For the purpose of this Agreement, the phrase "designated beneficiary or beneficiaries" shall include the estates of such beneficiaries in the event of their death before the receipt of all payments under this Agreement and shall also include any alternate or successor beneficiaries designated in writing to the Company by the Executive.

(e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect.

(f) The Section and Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meanings or interpretation of this Agreement.

(g) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company.

(h) Any notices, requests or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

9.    COMPLIANCE WITH CODE SECTION 409A

With respect to any compensation payable or benefits to be provided under this Agreement that are subject to Code Section 409A, this Agreement is intended to comply with the provisions of Code Section 409A. In furtherance of this intent, to the extent that any compensation payable or benefits to be provided under this Agreement are subject to Code Section 409A, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the parties agree to amend this Agreement further (if necessary) in order to avoid the adverse tax consequences of Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

ATTEST		Company: THE CHARLES SCHWAB CORPORATION
By:	/s/ Carrie Dwyer	By:	/s/ Jay Allen
	Carrie Dwyer		Jay Allen
	Corporate Secretary		Executive Vice President – Human Resources

Executive:	/s/ Charles R. Schwab
Charles R. Schwab